Exhibit 5.1

Greenberg Traurig, LLP The Shard, Level 8 | 32 London Bridge Street London SE1 9SG, United Kingdom DX 332903 LONDON BRIDGE 10 T: +44 (0) 203 349 8700 | F: +44 (0) 207 900 3632

Akari Therapeutics, Plc

Highdown House

Yeoman Way

Worthing

West Sussex

BN99 3HH

30 October 2026

Dear Sirs,

1.	Introduction

1.1	Our role

We have acted as English legal advisers to Akari Therapeutics, Plc (the “Company”), a public company with limited liability (with registered number 5252842) incorporated under the laws of England and Wales, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about 30 October 2026 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations enacted thereunder (the “Rules”). The Registration Statement relates to the registration of 144,000,000,000 ordinary shares of US$0.000000005 each in the capital of the Company (“Ordinary Shares” and such Ordinary Shares, the “New Shares”), the equivalent of 1,800,000 American Depositary Shares in the Company, which may be allotted and issued from time to time pursuant to awards granted under the Company’s 2023 Equity Incentive Plan, as amended (the “Plan”).

1.2	Defined terms and construction

In this opinion letter:

(a)	headings are for ease of reference only and shall not affect the interpretation of this opinion letter and references to “paragraphs” are to paragraphs of this opinion letter;

(b)	“Allotment Date” means each date on which any New Shares are allotted and issued pursuant to the Plan;

(c)	“Articles” means the Company’s articles of association in force at the date of this opinion letter;

(d)	“Board” means the board of directors of the Company; and

(e)	“Companies Act” means the Companies Act 2006 (as amended).

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be interpreted as, an invitation or inducement to any person to engage in any investment activity.

Greenberg Traurig, LLP is a limited liability partnership registered in England and Wales under number OC346053 and is regulated by the Solicitors Regulation Authority. The term shareholder is used to refer to a member of the LLP. A list of the members is open to inspection at the above address.

2.	EXAMINATION AND ENQUIRIES

2.1	Documents examined

For the purpose of giving this opinion letter, we have examined:

(a)	the Registration Statement;

(b)	a certificate dated 30 October 2026 and signed by an officer of the Company (the “Officer’s Certificate”) and the documents attached to it;

(c)	copies, certified as true and correct by the Officer’s Certificate, of the Articles, the Company’s certificate of incorporation and the Company’s last registered certificate of incorporation on change of name, each as available for free on-line viewing by the public on the website of Companies House, together the “Documents”.

2.2	Searches

At approximately 16:14 pm London time on 29 October 2026, CRO Info (a third-party search company) (a) carried out a search of the filing history page of the Companies House on-line database in respect of the Company; (b) made an enquiry of the Insolvency and Companies List (formerly known as the Companies Court) in London in relation to the Company; and (c) made an enquiry at The Gazette in relation to the Company (together the “Searches” and each a “Search”). The Searches revealed that no order, petition or resolution for winding-up, no interim or final administration order or notice of the appointment of a receiver, administrative receiver or administrator has been filed as at the date and time of the Searches with respect to the Company and no moratorium pursuant to the Corporate Insolvency and Governance Act 2020 has been granted in respect of the Company.

2.3	No other examination or enquiry

For the purpose of giving this opinion letter, we have only examined and relied on the Documents and made the Searches. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion letter.

2.4	Matters of fact

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion letter, we have relied entirely and without further enquiry on statements made in the Documents.

3.	OPINION

3.1	General statements regarding opinions

(a)	The opinion set out in paragraph 3.2 is given on the basis of the examination and enquiries referred to in paragraph 2 and the assumptions made in Appendix 1 and is subject to the qualifications set out in Appendix 2.

(b)	This opinion letter is strictly limited to the matters expressly stated in the remainder of this paragraph 3 and is not to be construed as extending by implication to any other matter.

(c)	We express no opinion on any taxation matter, and none is implied or may be inferred.

3.2	Relevant Issuance

The New Shares if and when issued will, when the names of the holders of such New Shares are entered into the register of members of the Company and the Company has received the aggregate issue price in respect of any such New Shares in accordance with the issuance of the New Shares pursuant to the Plan, be validly issued and fully paid and no further amount may be called thereon.

4.	LAW AND RELIANCE

4.1	English law at today’s date

(a)	This opinion letter shall be governed by, and construed in accordance with, English law and relates only to English law as applied by the English courts as at today’s date. We do not undertake or accept any obligation to update this opinion letter to reflect subsequent changes in English law.

(b)	We express no opinion as to, and we have not investigated for the purposes of this opinion letter, the laws of any jurisdiction other than England and Wales.

4.2	Disclosure and Reliance

(a)	We are furnishing this opinion letter to you, solely for your benefit in connection with the Registration Statement. We consent to your filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

(b)	Other than for the purpose set out above in paragraph 4.2(a), this opinion letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

Greenberg Traurig, LLP

APPENDIX 1

ASSUMPTIONS

1.	Signatures and Documents

(a)	The genuineness of all signatures (including electronic signatures), seals and stamps.

(b)	The authenticity and completeness of all documents submitted to us as originals.

(c)	All documents dated earlier than the date of this opinion letter which we have reviewed remain accurate, complete and in full force and effect at the date of this opinion letter.

(d)	The conformity with the original documents of all documents submitted to us as drafts or copies and the authenticity and completeness of all such original documents.

(e)	All documents or extracts of documents submitted to us as copies or received in portable document format (PDF) conform to the originals, and that the original documents of which such copies or facsimiles or PDFs have been supplied to us were authentic and complete.

(f)	That each of the individuals who claims to be an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold.

(g)	The person whose name and electronic signature appears in the signature block of any document which we have reviewed is the person who signed and that signature was applied with the intention to authenticate that document.

2.	Resolutions and constitutional matters

(a)	The directors of the Company, in authorising the allotment and issue of any New Shares and the grant of any awards under the Plan, have exercised and will exercise their powers in accordance with their duties under all applicable laws in force at the relevant time and the Articles, and that all meetings or written resolutions of the Board (or any duly authorised and constituted committee of the Board) and all such further meetings or written resolutions of the Board (or any duly authorised and constituted committee of the Board) which may be required in order validly to grant awards under the Plan and to allot and issue any New Shares, have been or will be duly convened and held and the requisite resolutions to give effect to the grant of such awards and the allotment and issue of any New Shares as at each Allotment Date have been or will be duly passed.

(b)	All shareholder resolutions required to approve the adoption of the Plan and the number of Ordinary Shares the Company’s directors may issue (and grant rights to subscribe for) under it have been duly passed at properly convened shareholder meetings. Those resolutions, together with any further shareholder resolutions required to validly authorise the issue of New Shares, have been or will be validly passed, will not be amended, rescinded, revoked, withdrawn or varied, and will remain in full force and effect and unexpired on each Allotment Date.

(c)	At each Allotment Date, the Company will have complied with the Articles and all applicable laws in relation to the allotment and issue of any New Shares.

(d)	Immediately prior to each allotment and issue of any New Shares and each grant of awards under the Plan, the directors of the Company will have sufficient powers conferred on them to allot the New Shares and grant such awards under section 551 of the Companies Act and under section 570 or section 571 of the Companies Act (as applicable) as if section 561 of the Companies Act did not apply to such allotment or grant, and the Company will not issue (or purport to issue) New Shares or grant awards in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights to subscribe for shares, and that those sections of the Companies Act will continue in force unamended at all relevant times.

(e)	That no pre-emptive or similar rights exist or have been created over or in respect of any New Shares other than pre-emption rights arising under section 561 of the Companies Act.

(f)	At each Allotment Date, the Company will have received consideration for the relevant New Shares in an amount not less than the nominal value of those New Shares, as applicable, as “cash consideration” (as defined in section 583(3) of the Companies Act) or the capitalisation of reserves of the Company.

(g)	The Plan has been validly adopted and amended by the Company, the number of New Shares allotted and issued pursuant to awards granted under the Plan will not exceed the maximum number of Ordinary Shares available for issuance under the Plan and the holders of awards granted under the terms of the Plans shall comply with all procedures set out in the Plans and/or any conditions attached to the exercise of such awards and the allotment of New Shares thereunder.

3.	Accuracy and completeness of information

(a)	That there is no fact, matter (such as a mistake or misrepresentation before or at the time any document was entered into or a subsequent breach, release, waiver or variation of any right or provision) or additional document which would or might affect this opinion letter and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion letter.

(b)	The factual accuracy of the Officer’s Certificate as at the date hereof and at each Allotment Date, and that there have been no amendments to the Articles since the date of the Officer’s Certificate.

(c)	The information disclosed by the Searches is true, accurate and complete and up-to-date and there is no information which should have been disclosed by the Searches which has not been disclosed for any reason.

(d)	As at each Allotment Date, the documents examined or the searches and enquiries made by us in connection with the giving of this opinion letter would not be rendered untrue, inaccurate, incomplete or out of date in any relevant respect by reference to subsequent facts, matters, circumstances or events.

4.	Insolvency

The Company is and will be at all relevant times, including at each Allotment Date, able to pay its debts when due (within the meaning of the Insolvency Act 1986) and (i) will not become unable to pay its debts when due, or otherwise insolvent as a matter of applicable law; (ii) no proceedings have been or will be at any relevant time commenced or steps taken for the winding up of the Company or for the appointment of a receiver, trustee, manager, administrator, moratorium monitor or similar officer in respect of all or any assets of the Company; and (iii) has not taken and will not take and no other person has taken or will take analogous procedures or steps in any other jurisdiction.

5.	Other Assumptions

(a)	All applicable laws in force at all relevant times were and will be complied with in respect of anything done in relation to the offering, issue and allotment of the New Shares, including, without limitation, all applicable provisions of the Public Offers and Admissions to Trading Regulations 2024 (as amended), the Financial Services and Markets Act 2000 (as amended) and all applicable regulations made under it including the rules, requirements, directions and guidance issued by the Financial Conduct Authority and/or the Prudential Regulation Authority in force at all relevant times.

(b)	No New Shares are, or are intended to be, admitted to trading on any market, exchange or trading platform situated or operating in the United Kingdom.

(c)	The name of each relevant allottee and the New Shares allotted will be duly entered in the register of members of the Company and all consents, licences, approvals, notices, filing, publications and registrations which are necessary under any applicable laws in connection with the offering, issue and allotment of the New Shares have been made or obtained or will be made and obtained within the period permitted by such laws or regulations and are or will be in full force and effect.

(d)	No agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of the transactions contemplated by the Registration Statement.

6.	Foreign law matters

There are no provisions of the laws of any jurisdiction outside England and Wales which would or might affect the opinion given in paragraph 3 of this opinion letter and insofar as the laws of any jurisdiction outside England and Wales may be relevant to such opinions, such laws have been and will be complied with.

APPENDIX 2

QUALIFICATIONS

1.	Accuracy and completeness of information

(a)	The Searches are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company;

(ii)	an administration order has been made; or

(iii)	an administrator, liquidator, receiver, administrative receiver or moratorium monitor has been appointed,

as notice of these matters may not be filed with Companies House or the Insolvency and Companies List immediately and, when filed, may not be entered on the public record of the relevant company immediately. In addition, the Searches are not capable of revealing whether or not a winding-up petition or an application for an administration order has been presented.

(b)	The Searches relate only to a compulsory winding up and are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of Companies House or the Insolvency and Companies List immediately or, in the case of a petition presented to the County Court, may not have been notified to the Insolvency and Companies List and entered on such records at all.

2.	Obligations performed outside England

Where an obligation is to be performed in a jurisdiction outside England, that obligation may not be enforceable in England to the extent that its performance would be illegal under the laws of, or contrary to public policy or to the exchange control regulations of, the other jurisdiction or the law applicable to the obligation and the English courts take account of the law of that jurisdiction.

3.	Limitations arising from insolvency law

This opinion letter is subject to all insolvency, bankruptcy, liquidation, receivership, moratorium, reorganisation, compromise or similar laws affecting the rights of creditors (including secured creditors) generally.

4.	Miscellaneous

(a)	The opinion set out in paragraph 3 relate only to the New Shares. We express no opinion in respect of any other securities of the Company existing at the date of this opinion letter which may be offered or sold from time to time pursuant to the Registration Statement.

(b)	The opinions expressed in this opinion letter are subject to the effects of any United Nations, European Union or United Kingdom sanctions or other similar measures implemented or effective in the United Kingdom.

(c)	We do not express any opinion as to any taxation (including without limitation stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the allotment and issue of any New Shares or as to tax matters generally.

(d)	Under the Articles, the Company may restrict the transferability of the Ordinary Shares or the rights of holders of such Ordinary Shares to hold or vote them.

(e)	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.